AMENDED SCHEDULE A
TO THE OLD MUTUAL FUNDS II
DISTRIBUTION PLAN
(CLASS C SHARES)

AS AMENDED FOLLOWING THE CLOSE OF BUSINESS MAY 20, 2011

Name of Fund	Date Added

Equity Funds
Old Mutual Analytic U.S. Long/Short Fund	10/29/01
Old Mutual Barrow Hanley Value Fund	10/29/01
Old Mutual Copper Rock International Small Cap Fund	01/25/01
Old Mutual Focused Fund	01/25/01
Old Mutual Heitman REIT Fund	10/29/01
Old Mutual Large Cap Growth Fund	01/25/01
Old Mutual TS&W Small Cap Value Fund	05/06/03
Old Mutual TS&W Mid-Cap Value Fund	06/04/07

Fixed-Income Funds
Old Mutual Cash Reserves Fund	05/09/07
Old Mutual Dwight Intermediate Fixed Income Fund	07/14/03
Old Mutual Dwight Short Term Fixed Income Fund	10/29/01